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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 19, 1999

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                             CFC INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                         0-27222              36-3434526
(State or other jurisdiction of         (Commission File      (IRS Employer
 incorporation or organization)              Number)         Identification No.)


                                500 State Street
                             Chicago, Illinois 60411
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (708) 891-3456


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Item 2.  Acquisition Or Disposition Of Assets.

         On March 19, 1999, (the "Closing Date"), a wholly-owned subsidiary of the Registrant acquired the partnership interest of Oeserwerk Ernst Oeser & Sohne KG, and its subsidiaries ("Oeser") pursuant to an Asset Purchase Agreement ("Agreement") dated as of March 19, 1999, as Oeser has been operating as a Limited Partnership since 1936. On March 23, 1999 the Agreement was signed and the terms were fulfilled. The purchase price for the acquired assets was as a result of arms length negotiations among unrelated parties.

         At the Closing Date, consideration for the assets acquired consisted of a cash payment of $3.4 million, assumption of $3.1 million of accounts payable and other scheduled liabilities, bank debt of $9.8 million and 100,000 shares of CFC International, Inc. common stock valued at $950,000. The purchase price was paid at closing. The cash paid for the assets purchased was made from available cash reserves.

         The acquired assets included the inventory, receivables, land, building, machinery and equipment along with warehouse and distribution facilities located near Paris, France and Milan, Italy. The Registrant has continued to operate such facilities subsequent to the closing, but intends to sell the Italian operations.

Item 7.           Financial Statements And Exhibits.

(a)  Financial statements of businesses acquired.
     It is impractical at this time to provide the financial information as required by the Item 7. (a). In accordance with Item 7.
     (a) (4) of Form 8-K, audited financial information will be filed by amendment to this Form 8-K as soon as practical.

(b)  Proforma financial information.
     It is impractical at this time to provide the pro forma financial information required by this Item 7. (b). In accordance with Item 7. (b) of Form 8-K, pro forma financial information will be filed by amendment to this Form 8-K as soon as practical.

(c)  Exhibits.


     Exhibit
     Number    Description
     2.1       Asset Purchase Agreement dated March 19, 1999.

     2.2       Press Release dated March 23, 1999.





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned.

                             CFC INTERNATIONAL, INC.


                             By:  /s/ Dennis Lakomy
                                  Dennis Lakomy
                                  Vice President and Chief Financial Officer




Dated:   April 1, 1999